UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8‑K

CURRENT REPORT PURSUANT TO

SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report: October 5,  2017

(Date of earliest event reported)

Glu Mobile Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001‑33368	91‑2143667
(Commission File Number)	(IRS Employer Identification No.)

500 Howard Street, Suite 300 San Francisco, California	94105
(Address of Principal Executive Offices)	(Zip Code)

(415) 800‑6100

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8‑K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a‑12 under the Exchange Act (17 CFR 240.14a‑12)

☐    Pre‑commencement communications pursuant to Rule 14d‑2(b) under the Exchange Act (17 CFR 240.14d‑2(b))

☐    Pre‑commencement communications pursuant to Rule 13e‑4(c) under the Exchange Act (17 CFR 240.13e‑4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b‑2 of the Securities Exchange Act of 1934 (§240.12b‑2 of this chapter).

Emerging growth company   □

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  □

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 5, 2017, the Compensation Committee (the “Committee”) of the Board of Directors of Glu Mobile Inc. (“Glu”) conducted its annual review of executive compensation for Glu’s  named executive officers set forth below (the “Executive Officers”):

•	Nick Earl, Glu’s President and Chief Executive Officer;
•	Eric R. Ludwig, Glu’s Executive Vice President, Chief Operating Officer and Chief Financial Officer;
•	Chris Akhavan, Glu’s Chief Revenue Officer; and
•	Scott J. Leichtner, Glu’s Vice President, General Counsel and Corporate Secretary.

In connection with such review, the Committee determined to revise Glu’s executive compensation program in order to emphasize a pay-for-performance culture by (1) eliminating cash bonuses for executives for 2018 and replacing the executive cash bonus plan with performance-based stock options (“PSOs”) and (2) having a significant portion of each Executive Officer’s annual equity award be comprised of either PSOs or performance-based restricted stock units (“PSUs”) in addition to standard time vesting stock options.  The Committee believes that these changes to Glu’s executive compensation program, which are described in further detail below, will better align the interests of the Executive Officers with Glu’s stockholders and is consistent with Glu’s strategic goals of realizing significant bookings and Adjusted EBITDA growth in 2018 and beyond.

Grant of Performance Options in Lieu of 2018 Cash Bonus

Historically, Glu has provided its Executive Officers with the opportunity to earn annual cash bonuses based on the achievement of company financial targets, such as bookings and/or Adjusted EBITDA.  The Committee determined that for 2018 it would not provide the Executive Officers with a cash-based bonus plan, but instead would provide the Executive Officers with the opportunity to earn an equivalent value of PSOs to the extent that Glu achieved certain bookings and Adjusted EBITDA (defined as non-GAAP operating income excluding depreciation and royalty impairments) targets during 2018, which targets represents a significant increase over forecasted 2017 financial results.

The Committee determined the maximum number of PSOs that each Executive Officer can potentially earn by calculating the maximum cash bonus that each Executive Officer could have otherwise received in 2018 based on the historical maximum bonus percentages and annual base salaries for each Executive Officer and then converting such maximum bonus value into a maximum number of PSOs using a conversion ratio that takes into account Glu’s stock price on the date the Committee approved the PSOs and the Black-Scholes value of the PSOs, as illustrated in the table below.

Executive Officer	Target Bonus Percentage	Maximum Bonus Percentage	Base Salary for Determining # of PSOs	2018 Target Bonus Value	2018 Maximum Bonus Value	Target Bonus Value Converted into PSOs	Maximum Bonus Value Converted into PSOs
Nick Earl	100%	200%	$525,000(1)	$ 525,000	$ 1,050,000	325,000(3)	650,000(3)
Eric Ludwig	100%	200%	$450,000(1)	$ 450,000	$ 900,000	283,488	566,976
Chris Akhavan	100%	200%	$400,000(2)	$ 400,000	$ 800,000	251,989	503,979
Scott Leichtner	50%	100%	$320,000(2)	$ 160,000	$ 320,000	100,796	201,592

(1)

Based on Mr. Earl’s and Mr. Ludwig’s recommendation, the Committee did not increase the annual base salaries of either Mr. Earl or Mr. Ludwig, which remain $450,000 and $375,000, respectively.  However, the Committee utilized a higher annual base salary for Mr. Earl or Mr. Ludwig, as noted in the table above, which was based on an analysis of the annual base salaries of similarly positioned executives at Glu’s  Peer Companies (as defined below), to determine the number of PSOs to grant these Executive Officers.

(2)

The Committee approved an increase in Mr. Akhavan’s salary from $280,000 to $400,000 and Mr. Leichtner’s salary from $305,000 to $320,000, effective as of October 1, 2017.  The salary increase for Mr. Akhavan reflected the additional duties that he had assumed in connection with Glu’s recently announced restructuring in which certain central technology functions, including business intelligence and SDK development, were consolidated under Mr. Akhavan’s organization to better align these departments with Glu’s user acquisition and advertising revenue teams.

(3)

Because of the Share Limitation described below under “Share Limitation under 2007 Equity Incentive Plan,” Mr. Earl could only receive PSOs covering a maximum of 650,000 shares, rather than the approximately 661,000 PSOs he would have received based on the methodology utilized for the other Executive Officers.

The Executive Officers will only earn the maximum amount of PSOs if Glu both (1) achieves a minimum Adjusted EBITDA goal for 2018 (the “Adjusted EBITDA Threshold”) and (2) generates bookings for 2018 that equal or exceed a specified maximum level of performance (the “Maximum Bookings Goal”).  If Glu does not achieve the Maximum Bookings Goal, the Executive Officers can earn (1) 50% of the maximum amount of PSOs if Glu achieves the Adjusted EBITDA Threshold in 2018 and generates 2018 bookings that are approximately 5% below the Maximum Bookings Goal (the “Target Bookings Goal”) and (2) 25% of the maximum amount of PSOs if Glu achieves the Adjusted EBITDA Threshold in 2018 and generates 2018 bookings that are approximately 11% below the Maximum Bookings Goal (the “Minimum Bookings Goal”).  Each of the Maximum Bookings Threshold, Target Bookings Goal and the Minimum Bookings Goal represents a significant increase over forecasted 2017 bookings.  To the extent that Glu achieves the Adjusted EBITDA Threshold in 2018 and generates bookings between two of the goals, the number of PSOs earned by the Executive Officer will be calculated on a linear basis.

The table below illustrates the number of PSOs that each of the Executive Officers could potentially earn based on Glu’s  Adjusted EBITDA and bookings for 2018:

Executive Officer	PSOs Earned if Glu Achieves Adjusted EBITDA Threshold and Maximum Bookings Goal	PSOs Earned if Glu Achieves Adjusted EBITDA Threshold and Target Bookings Goal	PSOs Earned if Glu Achieves Adjusted EBITDA Threshold and Minimum Bookings Goal	PSOs Earned if Glu Fails to Achieve Adjusted EBITDA Threshold or Minimum Bookings Goal
Nick Earl	650,000	325,000	162,500	0
Eric Ludwig	566,976	283,488	141,744	0
Chris Akhavan	503,979	251,989	125,994	0
Scott Leichtner	201,592	100,796	50,398	0

The PSOs were granted on October 10, 2017, have 10 year terms and have an exercise price equal to $3.59, the closing price of Glu’s common stock on The NASDAQ Global Select Market on such date.  Glu will determine its 2018 Adjusted EBITDA and bookings in early 2019, and to the extent that the Executive Officers earn any PSOs based on Glu’s 2018 bookings and Adjusted EBITDA, such PSOs will fully vest in February 2019 (consistent with the timing of when Glu historically paid cash bonuses to the Executive Officers).

Grant of PSOs and PSUs as Part of Annual Refresh Grants

Historically, Glu has provided its Executive Officers annual refresh equity awards on the second Tuesday of October of each year in the form of time vesting stock options and/or time vesting RSUs.   Reflecting its focus on emphasizing a pay-for-performance culture, the Committee determined this year to award a significant portion of the value of each of Mr. Ludwig’s and Mr. Akhavan’s annual equity award in PSOs and Mr. Leichtner’s annual equity award in PSUs.  Due to the Share Limitation described below under “Share Limitation under 2007 Equity Incentive Plan,” the Committee was unable to award Mr. Earl an annual refresh grant at this time, but intends to do so in January 2018.

The Committee determined the value of each Executive Officer’s annual refresh equity awards by benchmarking against similarly situated executives at Glu’s peer companies (the “Peer Companies”).  The Peer Companies consisted of Glu’s peer companies specified in Glu’s definitive proxy statement relating to its 2017 Annual Stockholders’ Meeting, which the Committee updated with the assistance of its outside compensation consultant to better reflect Glu’s current financial performance and market capitalization.  The Committee determined to award 60% of the value of each of Mr. Ludwig’s and Mr. Akhavan’s annual equity award in PSOs and 40% of the value of Mr. Leichtner’s annual equity award in PSUs; these Executive Officers received the balance of their annual refresh equity awards in the form of time vesting stock options.

Each of the PSOs and PSUs contain Adjusted EBITDA thresholds and bookings goals for each of 2018, 2019 and 2020, with one-third of the maximum shares subject to the PSOs and PSUs earnable in each of those years. The Adjusted EBITDA threshold and bookings goals for 2018 are the same as described above under “Grant of Performance Options in Lieu of 2018 Cash Bonus,” with the thresholds and goals for 2019 and 2020 increasing meaningfully from the prior year’s thresholds.   To the extent that Glu achieves the Adjusted EBITDA threshold for a given year and generates bookings between two of the goals, the number of PSOs or PSUs earned by the Executive Officer for such year will be calculated on a linear basis.  If Glu does not achieve an Adjusted EBITDA threshold or bookings goals in any year and less than the full amount of shares are earned for such year, the Executive Officer cannot recapture those shares through overachievement of the maximum Adjusted EBITDA thresholds and bookings goals in subsequent years.

The table below illustrates the number of PSOs or PSUs that each of Mr. Ludwig, Mr. Akhavan and Mr. Leichtner could potentially earn based on Glu’s  Adjusted EBITDA and bookings for 2018, 2019 and 2020:

Executive Officer	Target PSOs or PSUs Earnable	Maximum Total PSOs or PSUs Earnable	Target PSOs/PSUs Eligible to be			PSOs/PSUs Earned in Each Year for
			Earned for Performance During:			Performance Equal to: (% of Target)
			FY18	FY19	FY20	Threshold	Target	Maximum
Eric Ludwig	420,219	630,328	140,073	140,073	140,073	50%	100%	150%
Chris Akhavan	321,286	481,929	107,095	107,095	107,096	50%	100%	150%
Scott Leichtner	53,050	79,575	17,683	17,683	17,684	50%	100%	150%

Each of the PSOs and PSUs were granted on October 10, 2017, and the PSOs have ten year terms and an exercise price equal to $3.59, the closing price of Glu’s common stock on The NASDAQ Global Select Market on such date.  Glu will determine its EBITDA and bookings for each of 2018, 2019 and 2020 early in 2019, 2020 and 2021, respectively, and to the extent that the Executive Officers earn any PSOs or PSUs based on Glu’s bookings and EBITDA for such years, the shares earned will fully vest in February 2019, 2020 and 2021, respectively.

Share Limitation under 2007 Equity Incentive Plan

Glu’s 2007 Equity Incentive Plan (the “Plan”) contains a limitation providing that no existing employee can receive awards under the Plan in any calendar year totaling more than 1.5 million shares (the “Share Limitation”).   In connection with Mr. Earl’s promotion to Chief Executive Officer in November 2016, the Committee could not grant Mr. Earl his full CEO equity award due to the Share Limitation and was required to bifurcate Mr. Earl’s award.  As a result, Mr. Earl was awarded a stock option covering 850,000 shares of Glu’s common stock in January 2017, meaning that the Committee could only grant Mr. Earl 650,000 shares in connection with the October 2017 executive compensation review.  The Committee elected to grant Mr. Earl 650,000 PSOs in lieu of providing him with a cash bonus opportunity for 2018, as described above under “Grant of Performance Options in Lieu of 2018 Cash Bonus,” and thus the Committee was unable to award Mr. Earl any annual refresh equity awards.  Consequently, and as noted above, the Committee intends to provide Mr. Earl with his annual refresh equity awards in January 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Glu Mobile Inc.
Date: October 11, 2017	By:	/s/ Scott J. Leichtner
Name: Scott J. Leichtner
Title: Vice President and General Counsel